EXHIBIT 99.3

[Form of Wachtell, Lipton, Rosen & Katz Tax Opinion]

November 30, 2010

Motorola, Inc. and its Board of Directors

1303 East Algonquin Road

Schaumburg, IL 60196

Ladies and Gentlemen:

We have acted as special counsel to Motorola, Inc., a Delaware corporation (“Motorola”), in connection with the transactions contemplated by the Amended and Restated Master Separation and Distribution Agreement (the “Agreement”), made and entered into effective as of July 31, 2010, by and among Motorola, Motorola Mobility Holdings, Inc. (formerly known as Motorola SpinCo Holdings Corporation), a Delaware corporation and wholly-owned subsidiary of Motorola (“SpinCo”), and Motorola Mobility, Inc., a Delaware corporation and wholly-owned subsidiary of Motorola (“Mobility”). At your request, we are rendering our opinion as to certain United States federal income tax consequences of certain transactions contemplated by the Agreement. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Motorola Certificate of the Corporate Vice President, Global Tax, of Motorola dated as of the date hereof and delivered in connection herewith (the “Motorola D/355 Certificate”), and any reference to any document includes a reference to any exhibit, appendix or similar attachment thereto.

In providing this opinion, we have reviewed and relied upon: (i) the Agreement; (ii) the Motorola D/355 Certificate and the SpinCo Certificate of the Senior Vice President and Chief Financial Officer of SpinCo dated as of the date hereof and delivered in connection herewith (the “SpinCo D/355 Certificate,” and together with the Motorola D/355 Certificate, the “D/355 Certificates”); (iii) the Tax Sharing Agreement, dated as of July 31, 2010, by and among Motorola, SpinCo and Mobility; (iv) the registration statement of SpinCo on Form 10 filed with the Securities and Exchange Commission on July 1, 2010 and the related preliminary information statement (as amended through the date hereof) (the “Registration Statement”),

Motorola’s annual report on Form 10-K for its fiscal year ended December 31, 2009, Motorola’s proxy statement relating to the annual meeting of Motorola’s shareholders held on May 3, 2010 and Motorola’s proxy statement relating to the special meeting of Motorola’s shareholders to be held on November 29, 2010 (collectively, the “Public Documents”); (v) certain resolutions adopted by the Board of Directors of Motorola and SpinCo; and (vi) such other documents, records and papers as we have deemed necessary or appropriate in order to give this opinion.

For purposes of this opinion, we have assumed: (i) that the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the D/355 Certificates and the Agreement are true, complete and correct as of the date of this opinion, and will remain true, complete and correct at all times up to and including the Distribution Date; (ii) that all statements and representations qualified by knowledge, belief or materiality or comparable qualification are true, complete and correct as if made without such qualification; (iii) that all documents submitted to us as originals are authentic, that all documents submitted to us as copies conform to the originals, that all relevant documents have been or will be duly executed in the form presented to us and that all natural persons are of legal capacity; (iv) that the transactions contemplated by the Agreement will be consummated in accordance with the provisions of the Agreement, without amendment, waiver or modification of any of the terms or conditions set forth therein; (v) that Motorola, SpinCo and Mobility will treat the Contribution (as defined below) and the Distribution (as defined below) for United States federal income tax consequences in a manner consistent with this opinion; (vi) that the Public Documents are true, complete and correct; and (vii) that all applicable reporting requirements have been or will be satisfied. If any of the above described assumptions is untrue for any reason, then the continuing validity of this opinion may be adversely affected.

Based upon and subject to the foregoing, it is our opinion that, under presently applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder:

1.	The transfer by Motorola of property relating to its Transferred Businesses directly to SpinCo in exchange for SpinCo Common Stock, and the assumption by SpinCo of related liabilities (the “Contribution”), followed by the distribution by Motorola of SpinCo Common Stock to holders of shares of Motorola Common Stock (the “Distribution”) will qualify as a “reorganization” under Section 368(a)(1)(D) of the Code, and Motorola and SpinCo each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

2.	The Distribution will be a transaction described in Section 355(a) of the Code, and the SpinCo Common Stock will be qualified property for purposes of Section 361(c)(2) of the Code;

3.	Pursuant to Sections 357(a), 361 and 1032 of the Code, no gain or loss will be recognized by Motorola or SpinCo solely by reason of the Contribution or the Distribution, other than with respect to any “excess loss account” or “intercompany transaction” required to be taken into account under Treasury Regulations relating to consolidated returns; and

4.	Pursuant to Section 355(a) of the Code, no gain or loss will be recognized by (and no amount will be includible in the income of) any holder of shares of Motorola Common Stock solely by reason of the holder’s receipt of SpinCo Common Stock in the Distribution, except with respect to cash received in lieu of fractional shares of SpinCo Common Stock.

We render no opinion as to any United States federal income tax issues or other matters except as expressly set forth above. We render no opinion as to the United States federal income tax consequences of (i) the transaction under any other provisions of the Code (including Sections 46, 367, 482, 1248 and related provisions of the Code and provisions relating to “dual consolidated losses”); (ii) any conditions existing at the time of, or resulting from, the transaction that are not specifically covered above; (iii) any transactions contemplated by the Agreement other than the Contribution and the Distribution; (iv) any expenditures for which an election under Section 59(e) of the Code has been made or any aspect of the transaction for which Motorola, SpinCo or Mobility has submitted a request for a private letter ruling from the Internal Revenue Service; (v) non-arm’s length payments (if any) made in connection with the transaction; (vi) any continuing transactions between or among any of Motorola or Motorola’s subsidiaries and SpinCo or SpinCo’s subsidiaries; (vii) any internal restructuring that occurred in connection with the Contribution or Distribution (without prejudice to our opinion, dated July 31, 2010, as to certain United States federal income tax consequences of certain transactions contemplated by the Agreement and the Mobility Contribution Agreement); or (viii) any transfers of assets by Motorola or its subsidiaries to any subsidiaries of SpinCo, any transfers of assets by any subsidiaries of Motorola to SpinCo or any assumptions of liabilities by any subsidiaries of SpinCo. We render no opinion as to the tax consequences of the transaction under state, local, or foreign tax laws.

This opinion may not be applicable to holders of shares of Motorola Common Stock who received their Motorola Common Stock pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States. As well, this opinion may not be applicable to holders of shares of Motorola Common Stock who are subject to special treatment under the Code (such as insurance companies, financial institutions, dealers in securities or tax-exempt organizations).

This opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of this opinion. We assume no responsibility to inform Motorola of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion solely for the benefit of Motorola. Furthermore, we are furnishing this opinion solely in connection with the transactions contemplated by the Agreement, and it is not to be relied upon, used, circulated, quoted, or otherwise referred to for any other purpose or by any other party without our consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

WACHTELL, LIPTON, ROSEN & KATZ

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